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                                                      EXHIBIT 99.(c)(3)

                SECOND AMENDMENT TO RIGHTS AGREEMENT


This SECOND AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") is made and entered into as of April 29, 1999 by and between MARKET FACTS, INC., a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement (as defined below).

                               RECITALS

     A. The Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") by and among Aegis Group, plc, a company incorporated under the laws of England and Wales ("Parent"), Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and the Company, pursuant to which, among other things, it is proposed that the Purchaser will make a cash tender offer to purchase up to 100% of the shares of the Company's common stock, par value $1.00 per share, and, upon the consummation thereof, that Purchaser, or another direct or indirect wholly-owned subsidiary of Parent, will merge with and into the Company.

     B. The Company and the Rights Agent are parties to that certain Rights Agreement dated as of July 26, 1989, as amended by that certain First Amendment to Rights Agreement dated as of June 5, 1996 (the "Rights Agreement").

     C. The Company and the Rights Agent desire to further amend the terms of the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

         "Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of the execution and delivery of (1) the Agreement and Plan of Merger dated as of April 29, 1999 by and among Aegis Group, plc, a company incorporated under the laws of England and Wales ("Parent"), Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and the Company (as the same may be amended from time to time, the "Merger Agreement") and/or the consummation of any of the transactions contemplated thereby, including the
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         consummation of the Offer (as defined in the Merger Agreement), and/or (2) the Option and Voting Agreement(s) dated as of April 29, 1999 by and among Parent and the Company's stockholders named therein (the "Option Agreements") and/or the consummation of any of the transactions contemplated thereby."

    2. The definition of "Shares Acquisition Date" set forth in Section 1(m) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

         "Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred solely by reason of (1) the commencement of the Offer (as defined in the Merger Agreement), (2) the public announcement, or the execution and delivery, of the Merger Agreement and/or the consummation of any of the transactions contemplated thereby, including the consummation of the Offer (as defined in the Merger Agreement), and/or (3) the execution and delivery of the Option Agreements and/or the consummation of any of the transactions contemplated thereby."

    3. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

        "Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred solely by reason of (1) the commencement of the Offer (as defined in the Merger Agreement), (2) the execution and delivery of the Merger Agreement and/or any of the transactions contemplated thereby, including the consummation of the Offer (as defined in the Merger Agreement), and/or (3) the execution and delivery of the Option Agreements and/or the consummation of any of the transactions contemplated thereby."

    4. Section 7(a)(i) of the Rights Agreement shall be amended in its entirety to read as follows:

        "(i) the earlier of (1) the acceptance by Parent (or a wholly-owned subsidiary of Parent) of the Shares pursuant to the Offer (as such terms are defined in the Merger Agreement), or (2) the Close of Business on August 7, 1999 (the "Final Expiration Date"),"

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    5.  The first sentence of Section 13 of the Rights Agreement shall be amended by adding the following after the words "such case" in the sixteenth line thereof:

        "(other than in connection with the transactions contemplated by the Merger Agreement)"

    6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

    7. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute by one and the same instrument.

    8. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                              *     *     *     *

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed and attested, all as of the date and year first above written.

                                             MARKET FACTS, INC.
Attest:


By:  /s/ Wesley S. Walton                    By:   Timothy J. Sullivan
   -----------------------------------          ----------------------------
        Wesley S. Walton                           Timothy J. Sullivan
        Secretary                                  Senior Vice President



                                             FIRST CHICAGO TRUST COMPANY
Attest:                                      OF NEW YORK


By:  /s/ Mary Garcia                         By:   Joanne Gorostiola
   -----------------------------------          ----------------------------
    Mary Garcia                                    Joanne Gorostiola
    Customer Service Representative                Assistant Vice President

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